Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-49580, 333-73147, 333-111038 and 333-108696 and Form S-3 No. 333-99429 and related Prospectus) of our reports dated June 28, 2006, with respect to the consolidated financial statements of Korn/Ferry International, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Korn/Ferry International included in this Annual Report (Form 10-K) for the year ended April 30, 2006.

/s/    Ernst & Young LLP

Los Angeles, California

July 5, 2006